Exhibit 21.1

Subsidiaries
of
Freescale Semiconductor, Ltd.

Name	State / Country of Incorporation
Freescale Semiconductor Holdings II, Ltd.	Bermuda
Freescale Semiconductor Holdings III, Ltd.	Bermuda
Freescale Semiconductor Holdings IV, Ltd.	Bermuda
Freescale Semiconductor Holdings V, Inc.	Delaware / USA
Freescale Semiconductor, Inc.	Delaware / USA
Freescale Semiconductor Holding Limited	British Virgin Islands
Freescale Semiconductor (China) Limited	China
Freescale Semiconductor Danmark A/S	Denmark
Freescale Semiconducteurs France SAS	France
Freescale Halbleiter Deutschland GmbH	Germany
Providence China Holdings Limited	Hong Kong
Freescale Semiconductor Hong Kong Limited	Hong Kong
Freescale Semiconductor India Pvt. Ltd.	India
Freescale Semiconductor Japan Limited	Japan
Tohoku Semiconductor Corporation	Japan
Freescale Semiconductor Luxembourg Investing Services S.à.r.l.	Luxembourg
Freescale Semiconductor Luxembourg Treasury Services S.à.r.l.	Luxembourg
Freescale Asia Fulfillment Centre Sdn Bhd.	Malaysia
Freescale Semiconductor Malaysia Sdn. Bhd.	Malaysia
Freescale Semiconductor EME&A SA	Switzerland
Freescale Semiconductor Holding UK Limited	United Kingdom
Freescale Semiconductor UK Limited	United Kingdom